For period ending May 31, 2001
	Exhibit 77(c)

File number 811-7374

At a Special Meeting of Shareholders held on January 25, 2001, the shareholders of the Registrant approved an Agreement and Plan of Reorganization and Termination providing for the reorganization of the Registrant into PACE Strategic Fixed Income Investments, a series of PaineWebber PACE Select Advisors Trust. The Registrant's shares were voted as follows with respect to the transaction: 4,684,168 shares were voted "for", 42,593 shares were voted "against"; and 300,259 shares were voted "abstain". The transaction was consummated on February 2, 2001. Further information regarding the circumstances and details of the transaction is incorporated herein in response to this sub-item by reference to the definitive Combined Proxy Statement and Prospectus of PaineWebber Strategic Fixed Income Fund (a series of PaineWebber Securities Trust) and PACE Strategic Fixed
Income Investments (a series of PaineWebber PACE Select
Advisors Trust) dated December 15, 2000, filed with the SEC on December 19, 2000 (Accession Number 0000912057-00-054029;
SEC File No. 33-55374).